Exhibit 99.1

Forty Seven Inc. Reports First Quarter 2019 Financial Results and Recent Business Highlights

-- Updated Data from Phase 1b/2 Trial of 5F9 in Combination with Rituximab in r/r NHL to be Presented at EHA and ICML in June --

– Updated Data from Phase 1b Trial of 5F9 as Monotherapy and in Combination with Azacitidine in AML and MDS to be Presented at ASCO and EHA in June --

-- Entered into Collaborations with Roche/Genentech and AstraZeneca/Acerta to Evaluate Two Triplet Regimens in NHL --

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MENLO PARK, Calif., May 13, 2019 – Forty Seven Inc. (NASDAQ:FTSV), a clinical-stage, immuno-oncology company focused on developing therapies to activate macrophages in the fight against cancer, today reported financial results for the first quarter ended March 31, 2019 and provided a business update.

“Our achievements year-to-date reflect our commitment to maximizing the potential of 5F9 as a novel, first-in-class therapeutic for the treatment of cancer,” said Mark McCamish, M.D., Ph.D., President and Chief Executive Officer of Forty Seven, Inc. “Building on the promising results observed in our Phase 1b NHL trial, we recently entered into additional clinical collaborations to evaluate 5F9 as part of two triplet regimens for patients with the most aggressive forms of the disease. With these partnerships, we continue to cost-efficiently explore the full therapeutic potential of 5F9 across multiple treatment modalities. Looking ahead, we are eager to report updated data from our Phase 1b/2 trial of 5F9 plus rituximab in r/r NHL at the EHA and ICML meetings, as well as new clinical data from our Phase 1b trial of 5F9 in combination with azacitidine in AML and MDS at the ASCO and EHA medical meetings. These data will provide key insights as we chart our long-term development plan for 5F9.”

First Quarter and Recent Business Highlights:

Pipeline:

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In May 2019, Forty Seven entered into a collaboration with Acerta Pharma, AstraZeneca’s hematology research and development center of excellence, to evaluate 5F9 in combination with rituximab plus AstraZeneca/Acerta Pharma’s Bruton’s tyrosine kinase (BTK) inhibitor, acalabrutinib (CALQUENCE®), in patients with diffuse large B-cell lymphoma (DLBCL). This approach aims to optimize the treatment of DLBCL patients by inhibiting BTK. In B-cells, BTK signaling results in the activation of pathways associated with B-cell proliferation, trafficking, chemotaxis and adhesion, and BTK inhibition is a proven strategy for inducing the regression of B-cell lymphomas.

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In April 2019, Forty Seven extended its existing collaboration with Genentech, a member of the Roche Group, to include a third clinical trial evaluating 5F9 in combination with rituximab plus Genentech’s anti-PD-L1 antibody, atezolizumab (TECENTRIQ®), in patients with DLBCL. This approach aims to optimize the treatment of DLBCL patients whose tumors are associated with high levels of macrophages expressing PD-L1.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Upcoming Presentations:

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Forty Seven plans to present updated data from the Phase 1b/2 trial of 5F9 in combination with rituximab in patients with relapsed or refractory non-Hodgkin’s lymphoma (r/r NHL), including safety, efficacy and duration of response across various dosing cohorts, at the 24th Congress of the European Hematology Association (EHA) and the International Conference on Malignant Lymphoma (ICML) meetings in June 2019.

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Forty Seven plans to present safety and initial efficacy data from the Phase 1b trial evaluating 5F9 as a monotherapy and in combination with azacitidine in patients with acute myeloid leukemia (AML) and myelodysplastic syndrome (MDS) at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting and the 24th Congress of the EHA in June 2019.

Key Milestones:

Additionally, the company expects to achieve the following milestones by the end of 2019:

•	Report data from the Phase 1b trial of 5F9 in combination with avelumab in patients with ovarian cancer in the fourth quarter.
•	Report data from the Phase 1b trial of 5F9 in combination with cetuximab in patients with colorectal cancer in the fourth quarter.
•

Report preclinical data and complete investigational new drug (IND)-enabling studies for FSI-174, an anti-cKIT antibody with potential use as a novel conditioning regimen for bone marrow transplantation, in the second half.

•	Complete IND-enabling studies for FSI-189, an anti-SIRPα antibody with therapeutic potential for cancer and other indications, in the second half.

First Quarter 2019 Financial Results:

•

Cash Position: As of March 31, 2019, cash, cash equivalents and short-term investments were $113.6 million, as compared to $139.0 million as of December 31, 2018. This decrease reflects cash used to fund operating activities, including approximately $7.7 million in an advance payment for contract manufacturing, in the first quarter of 2019.  The company expects that its cash, cash equivalents and short-term investments will fund operating expenses and capital expenditure requirements through the first half of 2020.

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R&D Expenses: R&D expenses were $19.1 million for the first quarter of 2019, as compared to $11.2 million for the first quarter of 2018. The increase was primarily due to a $3.7 million increase in third-party costs related to advancing the company’s clinical development programs for 5F9 and associated contract manufacturing costs Additionally, there was an increase of $2.8 million in costs associated with the advancement of the company’s preclinical and discovery programs, and an increase of $1.4 million in personnel-related costs, including stock-based compensation.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

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G&A Expenses: G&A expenses were $4.6 million for the first quarter of 2019, as compared to $3.8 million for the first quarter of 2018. The increase was primarily due to a $0.9 million increase in personnel-related costs driven by an increase in headcount and a $0.2 million increase in directors and officers insurance expense, partially offset by a $0.4 million decrease in accounting and consulting expenses incurred in connection with operating as a public company.

•	Net Loss: Net loss was $23.0 million for the first quarter of 2019, or a net loss per share of $0.74, as compared to $14.8 million for the first quarter of 2018, or a net loss per share of $2.24.

Conference Call Information:

Forty Seven will host a live conference call and webcast at 4:30 p.m. ET today to discuss first quarter 2019 financial results and recent business activities. The conference call may be accessed by (866) 953-0780 (domestic) or (630) 652-5854 (international), and by referring to conference ID 4283836. A webcast of the conference call will be available in the Investors section of the Forty Seven website at https://ir.fortyseveninc.com. The archived webcast will be available on Forty Seven’s website approximately two hours after the conference call and will be available for 30 days following the call.

About Forty Seven Inc.:

Forty Seven, Inc. is a clinical-stage immuno-oncology company that is developing therapies targeting cancer immune evasion pathways based on technology licensed from Stanford University. Forty Seven’s lead program, 5F9, is a monoclonal antibody against the CD47 receptor, a “don’t eat me” signal that cancer cells commandeer to avoid being ingested by macrophages. This antibody is currently being evaluated in multiple clinical studies in patients with solid tumors, acute myeloid leukemia, myelodysplastic syndrome, non-Hodgkin’s lymphoma, ovarian cancer and colorectal carcinoma.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those related to the presentation of, timing of and outcome of results from the Phase 1b/2 trial of 5F9 in combination with rituximab in patients with r/r NHL, the Phase 1b trial of 5F9 as a monotherapy and in combination with azacitidine in patients with AML and MDS, the Phase 1b trial of 5F9 in combination with avelumab in patients with ovarian cancer, the Phase 1b trial of 5F9 in combination with cetuximab in patients with colorectal cancer, and other ongoing trials of 5F9 for the treatment of solid tumors and colorectal cancer; the timing of and quality of results from investigational new drug-application enabling studies for FSI-189 and FSI-174 and their respective potential for approval by the FDA; the potential benefits of the triplet combination of rituximab, acalabrutinib and 5F9 for the treatment of DLBCL and the triplet combination of rituximab, atezolizumab and 5F9 for the treatment of DLBCL associated with high expression of PD-L1, and the success of the corresponding collaborations with Acerta Pharma and Genentech, respectively, the potential of macrophage activation for the treatment of cancer, the potential of FSI-174 as a potential conditioning regimen for bone marrow transplantation; the safety, tolerability and efficacy of 5F9, FSI-189 and FDI-174; Forty Seven’s ability to fund its clinical programs and the sufficiency of its cash and short-term investments, and Forty Seven’s financial outlook. Because such statements are subject to risks and uncertainties, actual results may differ materially from

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

those expressed or implied by such forward looking statements. The potential product candidates that Forty Seven develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release. Such product candidates may not be beneficial to patients or successfully commercialized. The failure to meet expectations with respect to any of the foregoing matters may have a negative effect on Forty Seven's stock price. Additional information concerning these and other risk factors affecting Forty Seven's business can be found in Forty Seven's periodic filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Forty Seven disclaims any obligation to update these forward-looking statements to reflect future events or circumstances. For more information, please visit www.fortyseveninc.com or contact info@fortyseveninc.com.

For more information, please visit www.fortyseveninc.com or contact info@fortyseveninc.com.

For journalist inquiries, please contact Sarah Plumridge at fortyseven@hdmz.com or phone (312) 506-5218.

For investor inquiries, please contact Hannah Deresiewicz at Stern Investor Relations Inc. at hannah.deresiewicz@sternir.com or phone (212) 362-1200.

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States

Forty Seven, Inc.

Statement of Operations Data

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$19,126	$11,153
General and administrative	4,584	3,843
Total operating expenses	23,710	14,996
Loss from operations	(23,710)	(14,996)
Interest and other income, net	694	221
Net loss	$(23,016)	$(14,775)
Net loss per share, basic and diluted	$(0.74)	$(2.24)
Shares used in computing net loss per share, basic and diluted	31,166,184	6,600,407

Forty Seven, Inc.

Selected Balance Sheet Data

(In thousands)

	March 31, 2019	December 31, 2018
Cash, cash equivalents and short-term investments	$113,589	$139,023
Working capital	109,408	130,449
Total assets	130,311	149,437
Total liabilities	17,412	16,216
Total stockholders’ equity	112,899	133,221

O: 650-352-4150       F: 650-618-2308       W: fortyseveninc.com       A: 1490 O’Brien Drive, Suite A, Menlo Park, CA 94025, United States